Exhibit 99.1

For Immediate Release:	For more information contact:
May 19, 2009	Myron D. Hamas, Vice President-Finance

Chromcraft Revington, Inc. Reports First Quarter Results

West Lafayette, Indiana, May 19, 2009 – Chromcraft Revington, Inc. (NYSE Amex:CRC) today reported consolidated sales for the first quarter ended April 4, 2009 of $16.7 million, representing a 39% decrease as compared to sales of $27.5 million for the prior year period. The net loss for the three months ended April 4, 2009 was $3.2 million, or $0.69 loss per share, as compared to a loss of $2.2 million, or $0.49 loss per share for the same period last year.

Shipments of residential furniture in the first quarter of 2009 were lower as compared to the prior year period primarily due to a weak retail environment reflecting the effects of the current economic recession, competitive pressures from imports and restructuring activities, which included the discontinuation of slow moving and unprofitable products. Commercial furniture sales were lower for the first quarter of 2009 as compared to the prior year period primarily due to industry-wide reduced spending on contract and institutional projects attributable to the economic downturn.

Gross margin for the three months ended April 4, 2009 was negatively impacted by the lower sales volume, competitive price pressure, the disposition of slow moving and unprofitable products, unabsorbed fixed costs and manufacturing inefficiencies, and restructuring related costs. Selling, general and administrative expenses were lower in the first quarter of 2009 as compared to the year earlier period primarily due to employee reductions and lower selling and administrative expenses, including a reduction of $334,000 in severance benefits. The Company entered into revised severance agreements with two former executives which reduced the amounts payable to them.

Commenting on these operating results, Ronald H. Butler, the Chairman and Chief Executive Officer of the Company said ”The economic downturn and the Company’s business model transition and restructuring activities negatively impacted first quarter operating results in 2009. As part of its restructuring, the Company is transitioning to lower cost global product sourcing and repositioning its product line offerings, including the elimination of unprofitable and slow moving products, to improve profitability and to support a more efficient distribution business.” Butler added “although domestic operating locations, employee levels, and costs have been significantly reduced, the Company is continuing to lower its cost structure and capital investment, including inventory levels, to be more in-line with its current revenue base.

“The new Southern Living™ licensed furniture product line was well received by dealers at the recent High Point, North Carolina residential furniture market. The Southern Living™ program is an example of the Company’s repositioning of its residential furniture product line. Southern Living™ is providing consumer research and marketing support for this product launch. These products are expected to begin shipping in the fall of 2009.

“Looking forward, the Company anticipates 2009 second quarter sales will be lower as compared to the first three months of 2009 primarily due to the elimination of discontinued products and continued economic recessionary conditions. The Company’s balance sheet is strong with $5.2 million in cash at the end of the first quarter and no bank borrowings. The Company completed its consolidation of distribution operations from its former Lincolnton, North Carolina facility to its Senatobia, Mississippi and Delphi, Indiana locations in April, 2009.”

Chromcraft Revington™ businesses design residential and commercial furniture marketed throughout North America. The Company wholesales its residential furniture products under the Chromcraft™, Peters-Revington™, and Cochrane™ brand names. It sells commercial furniture under the Chromcraft™ brand name. Furniture production is now centered in Senatobia, Mississippi and from overseas producers, primarily in China.

This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “likely,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated as of the date of this release.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the current recessionary trends in the U.S. economy; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transition; supply disruptions with products manufactured in China; continued availability under the Company’s bank credit facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; loss of key management; and other factors that generally affect business; and certain risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended April 4, 2009.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended
	April 4,	March 29,
	2009	2008

Sales	$16,653	$27,463

Cost of sales	15,571	23,014

Gross margin	1,082	4,449

Selling, general and administrative expenses	4,157	6,635

Operating loss	(3,075)	(2,186)

Interest expense, net	(77)	(59)

Net loss	$(3,152)	$(2,245)

Basic and diluted loss per share of common stock	$(.69)	$(.49)

Shares used in computing loss per share	4,594	4,562

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	April 4,	December 31,
	2009	2008
Assets

Cash and cash equivalents	$5,223	$879
Accounts receivable	7,966	11,655
Inventories	16,269	21,726
Prepaid expenses and other	1,102	1,490

Current assets	30,560	35,750

Property, plant and equipment, net	9,359	9,549
Other assets	660	688

Total assets	$40,579	$45,987

Liabilities and Stockholders’ Equity

Accounts payable	$2,523	$3,684
Accrued liabilities	5,405	6,410

Current liabilities	7,928	10,094

Deferred compensation	691	795
Other long-term liabilities	1,670	1,667

Total liabilities	10,289	12,556

Stockholders’ equity	30,290	33,431

Total liabilities and stockholders’ equity	$40,579	$45,987

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Three Months Ended
	April 4,	March 29,
	2009	2008
Operating Activities
Net loss	$(3,152)	$(2,245)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization expense	263	435
Loss on disposal of assets	—	4
Non-cash ESOP compensation expense	41	83
Non-cash stock compensation expense	6	24
Provision for doubtful accounts	116	148
Non-cash inventory write-downs	163	550
Non-cash asset impairment charges	6	210
Changes in operating assets and liabilities
Accounts receivable	3,573	(1,997)
Inventories	5,294	442
Prepaid expenses and other	(102)	173
Accounts payable and accrued liabilities	(2,202)	(1,088)
Long-term liabilities and assets	(73)	(270)

Cash provided by (used in) operating activities	3,933	(3,531)

Investing Activities
Capital expenditures	(73)	(398)
Proceeds on disposal of assets	484	455

Cash provided by investing activities	411	57

Change in cash and cash equivalents	4,344	(3,474)
Cash and cash equivalents at beginning of the period	879	8,785

Cash and cash equivalents at end of the period	$5,223	$5,311